EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-148159) of Quest Energy Partners, L.P. of our report dated June 6, 2008, with respect to the financial statements of PetroEdge Resources (WV) LLC as of and for the year ended December 31, 2007, which report appears in this Current Report on Form 8-K/A.
/s/ UHY LLP
Houston, Texas
July 29, 2009